EXHIBIT 23.2


        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2005 relating to the consolidated financial statements and financial statement schedule of General Cable Corporation and of our report on internal control over financial reporting dated April 28, 2005 (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K, as amended, of General Cable Corporation for the year ended
December 31, 2004.

DELOITTE & TOUCHE LLP
Cincinnati, Ohio
May 23, 2005